Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

FIRM/AFFILIATE OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

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FRANKFURT

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TEL: (650) 470-4500

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www.skadden.com

November 25, 2024

NetApp, Inc.

3060 Olsen Drive

San Jose, CA 95128

Re: NetApp, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to NetApp, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of an aggregate of 3,250,000 shares (“Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), authorized for issuance pursuant to the NetApp, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

NetApp, Inc.

November 25, 2024

(a)
the Registration Statement in the form filed with the Commission on the date hereof;

(b)
a copy of the 2021 Plan;

(c)
an executed copy of a certificate of Elizabeth O’Callahan, Executive Vice President, Chief Legal Officer, and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)
a copy of the Company’s Certificate of Incorporation, as amended and in effect as of the date hereof (“Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware, and certified pursuant to the Secretary’s Certificate;

(e)
a copy of the Company’s Bylaws, as amended and in effect as of the date hereof (“Bylaws”), certified pursuant to the Secretary’s Certificate; and

(f)
copies of certain resolutions of the Company’s Board of Directors (or a committee thereof), relating to the approval of the 2021 Plan, the filing of the Registration Statement and certain related matters, certified pursuant to the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the 2021 Plan will be consistent with such Plan and will be duly authorized, validly executed and delivered by the parties thereto; (iv) the Company will continue to have sufficient authorized shares of Common Stock; (v) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations; and (vi) the issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinions contained herein, violate any statute to which the

NetApp, Inc.

November 25, 2024

Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued to the participants in accordance with the terms and conditions of the 2021 Plan and the applicable award agreement for consideration paid or delivered in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP

TJI